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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-12081

                        AQUILA BIOPHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                  175 CROSSING BOULEVARD, FRAMINGHAM, MA 01702
                                 (508) 628-0100
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
                          COMMON STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, AQUILA BIOPHARMACEUTICALS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 17, 2000            AQUILA BIOPHARMACEUTICALS, INC.


                                   By: /s/ Garo H. Armen, Ph.D.
                                      ---------------------------------------
                                      Garo H. Armen, Ph.D.
                                      President